Exhibit 99.2

To:	Directors and Executive Officers of Mindspeed Technologies, Inc.

From:	Tim McDonnell

Date:	November 26, 2013

Re:	Restrictions on Trading Mindspeed Technologies, Inc. Securities

Reason for the Tender Offer Blackout Period and this Notice

Pursuant to the requirements of Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR (i.e., Blackout Trading Restriction), promulgated by the Securities and Exchange Commission (the “SEC”), this notice has been provided in order to notify you of a trading restriction that may need to be imposed because of a blackout period (the “Tender Offer Blackout Period”) under the Mindspeed Technologies, Inc. Retirement Savings Plan (the “Retirement Plan”). The Tender Offer Blackout Period is necessary for the process of exchanging shares of common stock of Mindspeed Technologies, Inc. (the “Company”) under the Retirement Plan for cash as part of the tender offer commenced by M/A-COM Technology Solutions Holdings, Inc. (“MACOM”) on November 19, 2013 (the “Tender Offer”) in accordance with the terms and conditions of the Agreement and Plan of Merger by and among the Company, Micro Merger Sub, Inc. (“Merger Sub”) and MACOM (the “Merger Agreement”), dated November 5, 2013. During the Tender Offer Blackout Period, tendering participants in the Retirement Plan will be unable to engage in transactions, such as obtaining loans or distributions from, or diversifying or otherwise changing, the portion of their account balances invested in the Company’s common stock.

As a result of the Tender Offer Blackout Period, Regulation BTR requires that we impose trading restrictions on directors and executive officers during the Tender Offer Blackout Period if 50% or more of Retirement Plan participants who hold shares of the Company’s common stock under the Retirement Plan elect to tender those shares. Pursuant to Rule 104 of Regulation BTR, the Company is required to timely notify its directors and executive officers, as well as the SEC, of the Tender Offer Blackout Period. Consequently, although we are unable to gauge at this time whether 50% or more of Retirement Plan participants who hold shares of our common stock under the Retirement Plan will actually participate in the Tender Offer (and thus actually trigger the imposition of this mandatory trading restriction period), we are required nevertheless to plan for the institution of trading restrictions during the Tender Offer Blackout Period as set forth in this notice. If fewer than 50% of the Retirement Plan participants who hold shares of our common stock under the Retirement Plan actually elect to participate in the Tender Offer, we will notify you promptly, and in such a case no trading restrictions will actually be implemented.

This notice constitutes a Rule 104 notice of a blackout period.

Tender Offer Blackout Period

The Tender Offer Blackout Period is expected to commence on December 12, 2013, at 4:00 p.m., New York City time. The Tender Offer Blackout Period is expected to end during the week of December 23, 2013. If there is a change in the beginning date or length of the Tender Offer Blackout Period, the change will be communicated to you as soon as practicable after it is known. In particular, please note that in accordance with the Merger Agreement, MACOM may extend the expiration date of the Tender Offer, in which case, the commencement and ending dates of the Tender Offer Blackout Period will be adjusted accordingly. If this occurs, you will be notified of the new Tender Offer Blackout Period dates. During the Tender Offer Blackout Period and for a period of two years after the ending date of the Tender Offer Blackout Period, you may also obtain, without charge, information as to the actual beginning and ending dates of the Tender Offer Blackout Period by contacting:

Tim McDonnell

Mindspeed Technologies, Inc.

Manager, Human Resources

4000 MacArthur Boulevard, East Tower

Newport Beach, CA 92660

Telephone: (949) 579-3106

Facsimile: (949) 579-6319

Trading Restrictions

Whether or not you participate in the Retirement Plan, your ability to exercise and/or receive stock options or other equity awards or otherwise trade in Company common stock held outside of the Retirement Plan will be restricted during the Tender Offer Blackout Period. Specifically, during the Tender Offer Blackout Period, you will be prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring shares of the Company’s common stock and certain derivative securities, including stock options, if you acquired such shares or derivative securities in connection with your service or employment as a director or executive officer. However, you should note that there is a rebuttable presumption that any securities sold during a blackout period are not exempt from the rule (i.e., you will bear the burden of proving that the securities were not “acquired in connection with service or employment”). In addition, certain transactions are exempt from these rules under Regulation BTR of the Securities Exchange Act of 1934, but the exemptions are narrow and you should consult with me before taking any action involving Company stock while the Tender Offer Blackout Period is in effect.

Please note that these trading prohibitions also apply to Company securities held by immediate family members sharing your household, held in trust and held by certain partnerships and corporations.

The trading restrictions set forth in this notice are in addition to the restrictions on trading activity under the Company’s insider trading policy.

Once we are able to determine how many participants in the Retirement Plan have elected to tender shares in the Tender Offer, we will promptly notify you whether or not trading restrictions will be required. If the trading restrictions are not implemented, or after the Tender Offer Blackout Period ends, you will be permitted to resume transactions in Company common stock subject to the requirements of the Company’s insider trading policy.

Questions

If you have any questions regarding this notice, the trading restrictions, or the Tender Offer Blackout Period, please feel free to contact me at:

Tim McDonnell

Mindspeed Technologies, Inc.

Manager, Human Resources

4000 MacArthur Boulevard, East Tower

Newport Beach, CA 92660

Telephone: (949) 579-3106

Facsimile: (949) 579-6319

Important Legal Information

No statement in this document is an offer to purchase or a solicitation of an offer to sell securities. The solicitation and the offer to buy shares of Company common stock are made only pursuant to the tender offer statement on Schedule TO that MACOM and Merger Sub, a wholly-owned subsidiary of MACOM, filed with the SEC on November 19, 2013, as amended to date. The Company also filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the Tender Offer on November 19, 2013, as amended to date. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement contain important information that should be read carefully before any decision is made with respect to the Tender Offer. Such materials have been made available to the Company’s stockholders at no expense to them. In addition, such materials (and all other offer documents filed with the SEC) are available at no charge on the SEC’s Web site: www.sec.gov.